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                                                                    Exhibit 99.a

        RONSON'S RESPONSE TO LICHTENSTEIN AND STEEL PARTNERS' STATEMENTS

Somerset, N.J., February 18, 2004 - Ronson Corporation (NASDAQ SmallCap RONC; OTC Bulletin Board RONCP).

The Superior Court of New Jersey ruled on February 13, 2004, that the Derivative Action filed by Steel Partners II ("Steel Partners"), a limited partnership controlled by the corporate raider Warren Lichtenstein, will not be dismissed as had been requested by Ronson Corporation but continued for further hearings. The Court determined that issues of fact precluded dismissal of the case at this time.

Mr. Louis V. Aronson II, Ronson Corporation's President, stated,
"Notwithstanding any public claims by Steel Partners, the Court made no determination as to the merits of any of the various allegations by Steel Partners. The contentions of Steel Partners are merely meritless allegations. At no time did the Court determine that any of those allegations are proven. The Court determined that open issues of fact preclude dismissal of the case at this time."

The Court did recognize, however, that it had concerns about the Plaintiff Steel Partners' past actions as a corporate raider. "I am especially pleased", Mr. Aronson stated, "that the Court recognized Steel Partners for what it is, an organization that has historically taken over and operated companies without regard and to the detriment of the employees and shareholders of those corporations."

Mr. Aronson additionally noted that, "the Court also found evidence that Steel Partners' attacks on Ronson management have harmed the Company. As such, Ronson will consider taking all necessary steps to hold Steel Partners, together with Warren Lichtenstein and all other appropriate associates of Steel Partners, accountable for all such damages."

Mr. Aronson concluded: "We are confident that the Court will ultimately find that Ronson's management has acted at all times with the utmost integrity and in the best interests of our shareholders."

Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed based operator at Trenton-Mercer Airport, Trenton, N.J., providing sales/services of aircraft, charter, fueling, hangar facilities, avionics and other services.


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COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300